                                                                   Exhibit 99(c)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP GLOBAL MARKETS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1                                               INITIAL PRINCIPAL AMOUNT
CUSIP 173073 81 8                                     REPRESENTED
                                                      $- representing - SEQUINS
                                                      ($10 per SEQUINS)

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
                   -% Select EQUity Indexed NoteS(SM) Based Upon the Class A Special Common Stock of Comcast Corporation Due September -, 2005

      Citigroup Global Markets Holdings Inc., a New York corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to September -, 2005 (the "Stated Maturity Date"), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will bear quarterly payments of interest, is not subject to any sinking fund, is not subject to redemption at the option of the holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture.

      Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in the Class A Special common stock of Comcast Corporation ("Comcast").

      This Note is one of the series of -% Select EQUity Indexed NoteS(SM) based upon the Class A Special common stock of Comcast Corporation due September -, 2005 (the "SEQUINS").

INTEREST

      The SEQUINS bear interest at the rate of -% per annum. Interest will be paid in cash quarterly on each -th day of each -, -, - and -, commencing on -, 2003 (each such date, an "Interest Payment Date").

      Interest will be payable to the persons in whose names the SEQUINS are registered at the close of business on the Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

PAYMENT AT MATURITY

      On the Stated Maturity Date, if the Company does not exercise its Call Option (as described below) prior to or on such date, holders of the SEQUINS will receive for each SEQUINS the final quarterly interest payment and the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

      The Maturity Payment for each SEQUINS equals a number of shares of Comcast Class A Special common stock equal to the Exchange Ratio. The Exchange Ratio equals -.

      In lieu of any fractional share of Comcast Class A Special common stock otherwise payable in respect of any SEQUINS, at maturity each holder of a SEQUINS will receive an amount in cash equal to the value of such fractional share. The number of full shares of Comcast Class A Special common stock, and any cash in lieu of a fractional share, to be delivered at maturity to a holder of a SEQUINS will be calculated based on the aggregate number of SEQUINS held by such holder.

CALL OPTION

      The Company may exercise its option to call (its "Call Option") the SEQUINS in whole, but not in part, on any Business Day beginning on September -, 2004 through and including the Stated Maturity Date (such day being the "Call Date"). The Company will provide at least 10 Business Days' notice (as described below) before the Call Date.

      If the Company exercises its Call Option, holders of the SEQUINS will receive for each SEQUINS a price in cash (the "Call Price") that, together with all other payments made on the SEQUINS from the date hereof (the "Issue Date") to and including the Call Date, will provide a yield to call of -% per annum (compounded annually). The Call Price will be calculated by determining the amount that, when discounted from the Call Date to the Issue Date by a discount factor based on an annual yield to call of -% (calculated on the basis of a 360-day year of twelve 30-day months, compounded annually) and added to the present value of all interest payments made to and including the Call Date discounted to the Issue Date by that same discount factor, will equal the initial price of the SEQUINS. The present value of each interest payment on the SEQUINS used to determine the Call Price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled Interest Payment Date falling on a day that is not a Business Day and, as a result, the payment being delayed until the next succeeding Business Day. Any such delay will not be taken into account when calculating the Call Price. The Call Price will be rounded to the fourth decimal place and will not include the amount of unpaid interest accrued to and including the Call Date; however, on the Call Date holders of the SEQUINS will receive the Call Price plus an amount equal to the accrued and unpaid interest.

      So long as the SEQUINS are represented by this Note and are held on behalf of DTC, notices relating to the Company's Call Option and all other notices will be given by delivery to DTC, in which event such notice will be deemed to have been given to holders of the SEQUINS on the seventh trading day after the day on which such notice is delivered. If the SEQUINS are no longer represented by this Note and are not held on behalf of DTC, notices relating to the Company's Call Option and all other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

DILUTION ADJUSTMENTS

      If Comcast, after the closing date of the offering of the SEQUINS,

      (1) pays a stock dividend or makes a distribution with respect to its Class A Special common stock in shares of the stock,

      (2) subdivides or splits the outstanding shares of its Class A Special common stock into a greater number of shares,

      (3) combines the outstanding shares of the Class A Special common stock into a smaller number of shares, or

      (4) issues by reclassification of shares of its Class A Special common stock any shares of other common stock of Comcast,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of Class A Special common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Comcast, and the denominator of which will be the number of shares of Class A Special common stock outstanding immediately before the event.

      If Comcast, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its Class A Special common stock entitling them to subscribe for or purchase shares of its Class A Special common stock at a price per share less than the Then-Current Market Price of the Class A Special common stock, other than rights to purchase Class A Special common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of Class A Special common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of Class A Special common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of Class A Special common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of Class A Special common stock which the aggregate offering price of the total number of shares of Class A Special common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the Class A Special common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of Class A Special common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of Class A Special common stock actually delivered.

      If Comcast, after the closing date, declares or pays a dividend or makes a distribution to all holders of the Class A Special common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its Class A Special common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the Class A Special common stock, and the denominator of which will be the Then-Current Market Price of one share of the Class A Special common stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of Class A Special common stock.

      Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Maturity Payment will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or issued applicable to one share of Comcast Class A Special common stock and each holder of the SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the Exchange Ratio multiplied by such fair market value.

      If Comcast, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of Class A Special common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its Class A Special common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the Class A Special common stock, and the denominator of which will be the Then-Current Market Price of the Class A Special common stock on the record date less the amount of the distribution applicable to one share of Class A Special common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of Class A Special common stock outstanding on the record date.

      For purposes of these adjustments:

      A "Permitted Dividend" is any quarterly cash dividend in respect of Comcast Class A Special common stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the Class A Special common stock in excess of 10%.

      An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) of all other consideration paid by Comcast with respect to one share of Class A Special common stock acquired in a tender offer or exchange offer by Comcast, over (y) the Then-Current Market Price of the Class A Special common stock.

      Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the fifth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the fifth paragraph in this section not be made and in lieu of this adjustment, the Maturity Payment will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or applied to the acquisition of the Class A Special common stock in the tender offer or exchange offer applicable to one share of Comcast Class A Special common stock and each holder of the SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the Exchange Ratio multiplied by such sum.

      Each dilution adjustment will be effected as follows:

      - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Comcast Class A Special common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Comcast;

      - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

      - in the case of any Excess Purchase Payment for which Comcast announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

      - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

      All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Comcast, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio will be further adjusted to the Exchange Ratio which would then have been in effect had adjustment for the event not been made. If any Reorganization Event, as described below, occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the new Exchange Ratio provided for below.

      The "Then-Current Market Price" of the Class A Special common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of Class A Special common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring.

      The "Closing Price" of Comcast Class A Special common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the Class A Special common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the Class A Special common stock is listed or admitted to trading, (2) if the Class A Special common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the Class A Special common stock is listed or admitted to trading on such exchange), and the Class A Special common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the Class A Special common stock is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the Class A Special common stock is quoted on the Nasdaq), the last quoted bid price for the Class A Special common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) of the preceding sentence or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding paragraph, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include the Company or any of its other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

      A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

      The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the Class A Special common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

      A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Comcast Class A Special common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Comcast Class A Special common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

      In the event of any of the following "Reorganization Events":

      - any consolidation or merger of Comcast, or any surviving entity or subsequent surviving entity of Comcast, with or into another entity, other than a merger or consolidation in which Comcast is the continuing corporation and in which the Class A Special common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Comcast or another issuer;

      - any sale, transfer, lease or conveyance to another corporation of the property of Comcast or any successor as an entirety or substantially as an entirety;

      - any statutory exchange of securities of Comcast or any successor of Comcast with another issuer, other than in connection with a merger or acquisition; or

      - any liquidation, dissolution or winding up of Comcast or any successor of Comcast,

each holder of the SEQUINS will have the right to receive a Maturity Payment per SEQUINS of (i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses (1) and (2) in the definition of "Transaction Value" below and
(ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the Exchange Ratio.

      The "Transaction Value" will be the sum of:

      (1) for any cash received in a Reorganization Event, the amount of cash received per share of Class A Special common stock,

      (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of Class A Special common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final, and

      (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of Class A Special common stock.

      "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Comcast Class A Special common stock or Comcast. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

GENERAL

      This Note is one of a duly authorized issue of debt securities of the Company (the "Debt Securities"), issued and to be issued in one or more series under a Senior Debt Indenture, dated as of October 27, 1993, as supplemented by a First Supplemental Indenture, dated as of November 28, 1997, a Second Supplemental Indenture, dated as of July 1, 1999, and as further supplemented from time to time (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the SEQUINS, and the terms upon which the SEQUINS are, and are to be, authenticated and delivered.

      If an Event of Default with respect to the SEQUINS shall have occurred and be continuing, the principal of the SEQUINS may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Maturity Payment calculated as though the Stated Maturity Date of this Note were the date of early repayment. In case of default at Maturity of this Note, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms of the SEQUINS, from and after Maturity through the date when payment of such amount has been made or duly provided for, at the rate of -% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

      The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the holders of all Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this

Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

      The holder of this Note may not enforce such holder's rights pursuant to the Indenture or the SEQUINS except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company to pay the Maturity Payment with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

      All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

      Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

                                          CITIGROUP GLOBAL MARKETS HOLDINGS INC.


                                          By:
                                               --------------------------------
                                               Name:  Mark I. Kleinman
                                               Title: Executive Vice President
                                                      and Treasurer

Corporate Seal
Attest:

By:
     ---------------------------------------------
     Name:  Douglas C. Turnbull
     Title: Assistant Secretary

Dated:  September 29, 2003

CERTIFICATE OF AUTHENTICATION
   This is one of the Notes referred to in the within-mentioned Indenture.

The Bank of New York,
as Trustee

By:
     ---------------------------------------------
     Authorized Signatory